LICENSE AGREEMENT


     This Agreement is made and entered into as of the 31 day of October, 1996 (the "Effective Date"), by and among DERMA SCIENCES, INC. a Pennsylvania Corporation with its principal offices at 121 West Grace Street, Old Forge, Pennsylvania, 18518 ("Derma Sciences"), and Gamida-MedEquip Ltd., with its principal office at 54, Harey Yehuda Street, Givat Savyon, Israel.

                                    RECITALS

     WHEREAS, Derma sciences is in the business of developing, manufacturing and selling topical wound care products including without limitation the Products defined in, and meeting the specifications attached to, Exhibit A hereto;
     WHEREAS, Gamida-MedEquip Ltd. is in the business of developing, and marketing medical products;
     WHEREAS, Derma Sciences has obtained U.S. FDA 510K approvals with respect to the Products;
     WHEREAS, Derma Sciences owns or controls patents, licensing rights, and/or proprietary technology relating to the process of manufacturing the products;
     WHEREAS, Gamida-MedEquip Ltd. desires to distribute the Products;
     WHEREAS, Derma Sciences is willing to license Gamida-MedEquip Ltd. to market the Products and in connection therewith the trademarks and Gamida-MedEquip Ltd. is willing to license and purchase the Products from Derma Sciences, all on the terms and subject to the conditions set forth in this Agreement.
     NOW, THEREFORE, in consideration of the premises and the mutual benefits to be derived hereunder, Derma Sciences and Gamida-MedEquip Ltd. hereby agree as follows:

I.  DEFINITIONS

     1.01 "Agreement" shall mean this License, Marketing and Distribution Agreement.
     1.02 "Agreement Field" shall mean the field for which the Products are approved in the treatment of wounds.
     1.03 "Confidential Information" shall mean all written and oral information and data provided by the parties to each other hereunder and (in the case or oral information and data, reduced to writing and) identified as confidential, except any portion thereof which:

               (a)  is  known  to  the  receiving  party,  as  evidenced  by the receiving party's written record, before receipt thereof under this Agreement;
               (b) is disclosed to the receiving party by a third person who has a right to make such disclosure;
               (c) is or becomes part of the public domain through no fault of the receiving party; or
               (d) is independently developed by the receiving party as evidenced by the receiving party's written record.

     1.04 "Developments" shall mean all inventions, ideas and improvement developed during or arising out of the project (hereinafter defined) which are made or conceived by Derma Sciences and its officer, employees and agents at any time before or during the term of this Agreement.
     1.05 "Project" shall mean the development of a particular design of the Products to include Product improvements, new product ideas, and line extension such as packaging changes.
     1.06 "Effective Date" shall mean the date on which this Agreement is first executed by both parties.
     1.07 "FDA" shall mean the United States Food and Drug Administration.
     1.08 "510K" shall mean a concurrence by the FDA with Manufacturer' submissions under Section 510(K) of the Food, Drug and Cosmetics Act #895920.
     1.09 "Net Trade Sales" shall mean the aggregate billing revenue for Product sold by Gamida-MedEquip Ltd. or any of its affiliates to an unaffiliated entity minus (i) discounts allowed on a uniform basis in a manner consistent with other products sold by Gamida-MedEquip Ltd. or such affiliate(s), (ii) credits for allowances and returns, (iii) prepaid freight, and (iv) taxes and other governmental charges added to the face of the invoices for such Product and paid by Gamida-MedEquip Ltd. and/or any of its affiliates; provided, however, that the Net Trade Sales for Product sold by Gamida-MedEquip Ltd. shall be the billing revenue charges to the first unaffiliated entity to which Product is sold.
     1.10 "Products" shall mean the products and wound dressings (described in Exhibit A) and any product improvements and line extensions in such forms as lotions, sprays, gels and creams for the treatment of chronic wounds based on the technology.
     1.11 "Product Improvement" shall mean (a) the use, without substantial modification, of Product to perform a function not initially intended for it or
(b) any improvement, redesign, or modification of any Product.
     1.12 "Technology" shall mean the technology related to the manufacture of the products listed in Exhibit A.
     1.13 "Territory" shall mean a particular country, state or other political subdivision of the world (attached as Exhibit B).
     1.14 "Trademarks" shall mean the Trademarks listed in Exhibit C.
     1.15 "Unit" shall mean a single, separate Product.
     1.16 "Year" shall mean each 12 month period during the Term, each of which shall commence with the first day of the month, the first of which shall be the first full month following the Effective Date.

II.      LICENSE AND TERRITORY

     2.01 Grant of License. Subject to the terms of this Agreement, Derma Sciences hereby grants to Gamida-MedEquip Ltd. an exclusive license (the "License") to distribute, market and sell the Products in the agreement field in the territory for a term of five (5) years from the Effective Date of this Agreement (the "Initial Term"). Subject to satisfaction of the minimum annual purchase requirement in Section 4.09, each party shall have the option to continue the term of this Agreement after the Initial Term for an additional term of five (5) years (the RENEWAL Term), which option may be exercised by giving written notice to each other not later than two-hundred and seventy (270) days prior to the expiration of the Initial Term. Subject as aforesaid, the same shall apply after each successive period of five (5) years of this Agreement. The Term of the License, as it may be shortened or lengthened pursuant hereto is referred as the "License Term".
     2.02 Territory. The territory is defined in Exhibit B. If Gamida-MedEquip Ltd. fails to introduce or sub license the Products into any country in the territory within 24 months of the signing of the Agreement, the rights to market the products in such country will revert to Derma Sciences.
     2.03 Sub License. Subject to approval of Derma Sciences which approval will not be unreasonably withheld, Gamida-MedEquip Ltd. may be granted the right to sub license the Product in countries in the Territory.

III.     TRADEMARKS AND REGISTRATIONS

     3.01 Rights to Trademarks. Gamida-MedEquip Ltd. during the License Term, is authorized to use the TRADEMARKS in the Territory listed in Exhibit C (the initial Trademarks). Gamida-MedEquip Ltd. may only market the Products under Derma Sciences' Trademarks. Gamida-MedEquip Ltd. may add additional Trademarks at its discretion. Gamida-MedEquip Ltd. rights in and to the Trademarks shall revert to Derma Sciences upon expiration of the License Term or earlier termination thereof.

IV.      MANUFACTURE AND SUPPLY

     4.01 Exclusive Supplier. During the license term, Gamida-MedEquip Ltd. agrees that it shall purchase the Products exclusively from Derma Sciences pursuant to the provisions of this Agreement and that during the license term
Derma Sciences will sell the products in the Territory exclusively to Gamida-MedEquip Ltd., its Sub Licensees or assigns pursuant to the provisions of this Agreement.
     4.02 Pricing. Gamida-MedEquip Ltd. agrees to pay Derma Sciences for the Products ordered by and delivered to it in accordance with the price schedule attached as Exhibit D, provided, however, all Products ordered for delivery in a particular contract year in accordance with the provisions of this Agreement, shall be priced and paid for at the 3. Transfer Price for such Product, as set forth on Exhibit D, applicable at the time of shipment. The transfer prices are subject to adjustment as provided on Exhibit D.
     4.03 Purchase Forecasts. Not later than ten (10) days following execution of this Agreement, Gamida-MedEquip Ltd. shall deliver to Derma Sciences its purchase forecast for the first four (4) quarters of the License Term for each Product, the first quarter to begin December 31, 1997. Thereafter, at least fourteen (14) days prior to the end of each quarter, Gamida-MedEquip Ltd. shall furnish Derma Sciences with a further forecast for an additional quarter, so that the estimate at all times reflects estimated requirements for four (4) quarters. The purchase forecast provided by Gamida-MedEquip Ltd. pursuant to this Sub-Section are solely for the convenience of Derma Sciences and shall under no circumstances be binding upon either party.
     4.04 Orders. As soon as is practicable after the execution of this Agreement, and ninety (90) days prior to the beginning of each calendar month thereafter, Gamida-MedEquip Ltd. shall deliver to Derma Sciences its firm purchase order for the Products to be delivered during such month. If the quantity of any Product ordered on the purchase order for delivery during a month is more than its forecasted quantity, then Derma Sciences may reschedule the delivery of such excess in accordance with its production requirements and schedule. Derma Sciences agrees to ship forecasted monthly purchase orders accepted for entry within ninety (90) days of the receipt of the order.
     4.05 Freight, Insurance & Title. All shipments of the Products will be F.O.B. from such Derma Sciences facility to Gamida-MedEquip Ltd. or other destinations designated by Gamida-MedEquip Ltd. Gamida-MedEquip Ltd. agrees to bear all costs for transporting and insuring the Products to such destination. Gamida-MedEquip Ltd. shall have the right to determine the mode of transportation or carrier utilized for shipments of the Products in its discretion.
     4.06 Labeling. Derma Sciences agrees to supply all products with packaging having the labeling presently used at Derma Sciences' expense and further agrees to otherwise meet, at Derma Sciences' expense, all packaging and labeling requirements of then existing governmental requirements or approvals, with the exception of all expenses related to converting approved packaging and labeling into non-English format, which shall include but not be limited to the costs of translation, art work, mechanical and printing plates, which shall be borne by Gamida-MedEquip Ltd. This cost will be included in pricing. Gamida-MedEquip Ltd. agrees that all advertising and promotional materials for the Products will not be in conflict with or violation of then existing governmental requirements and approvals and will refer to Derma Sciences as the manufacturer of the Products and the owner of the Trademarks. All labeling changes shall be subject to the written approval of Derma Sciences given in advance of the use of such changes, which approval shall not be unreasonably withheld.
     4.07 Quality Assurance. Derma Sciences agrees that each lot of Products shipped to Gamida-MedEquip Ltd. will have passed all in-process and finished product Quality Assurance testing and will meet the specifications for the Products set forth in the applicable government regulations as the case may be, as this may be amended and supplemented from time to time. Derma Sciences agrees that the Products will be manufactured according to Good Manufacturing Practices
(GMPs) promulgated by U.S. FDA and in a facility registered with and approved for such purposes by the U.S. FDA. Gamida-MedEquip Ltd. shall have the right, from time to time, but subject to reasonable notice and other requirements imposed by Derma Sciences, to have its quality control personnel inspect Derma Sciences' manufacturing processes and its quality control procedures. While such personnel shall be subject to the provisions of Section 7.0, Derma Sciences may require such personnel to sign individual confidentiality agreements.
     4.08 Expiration Date. Subject to the provisions of Section 4.06, all Products sold to Gamida-MedEquip Ltd. shall have (i) not less than twenty-four
(24) months remaining shelf life or (ii) not less than six (6) months less than the maximum shelf life approved by the applicable government authority for such Product, at the time of delivery to Gamida-MedEquip Ltd., whichever shall be the lesser. Product having a shorter shelf life, provided such shelf life is at least nine (9) months, may be shipped to Gamida-MedEquip Ltd. with its prior consent, which consent shall not be unreasonably withheld.
     4.09 Minimum Purchase Requirement. During each year of the License Term, Gamida-MedEquip Ltd. agrees that if the revenue as defined in Exhibit E to Derma Sciences from Gamida-MedEquip Ltd. purchases of Products for delivery during any such year shall be less than 70% of the purchase forecast for such year set forth in Exhibit E attached hereto, then Gamida-MedEquip Ltd. shall be deemed in default of this contract. At Derma Sciences' option, the exclusive agreement will convert to a non-exclusive agreement as cure for Gamida-MedEquip Ltd. breach of the Agreement for failure to meet the annual minimum purchase requirement. If Derma Sciences fails to fulfill a purchase order placed by Gamida-MedEquip Ltd. in accordance with the provisions of Section 4.04 hereof, then the amount of such purchase order shall be deemed to have been purchased by Gamida-MedEquip Ltd. for delivery in such year for purposes of determining
Gamida-MedEquip Ltd. satisfaction of its then-applicable Minimum Purchase Requirement. Minimum purchase requirements will be set up on yearly basis and a business plan will be submitted by Gamida-MedEquip Ltd. annually at which time a minimum purchase will be set for the forthcoming year. This will be submitted by December 31 of each year, starting December 31, 1997.


V.       PAYMENT TERMS; PRICING FREEDOM


     5.01 Payment Terms. Product monies due and payable will be paid by Gamida-MedEquip Ltd. to Derma Sciences within ninety (90) days from shipping date. All payments required by this Agreement shall be made by wire transfer to the bank account designated by Derma Sciences from time to time, payable in United States currency at a U.S. Bank, subject to collection.
     5.02 Pricing Freedom. Derma Sciences acknowledges that Gamida-MedEquip Ltd. may sell the Products at such price as Gamida-MedEquip Ltd. determines at Gamida-MedEquip Ltd.'s sole discretion.


VI.      OTHER TERMS AND CONDITIONS

     6.01 Marketing and Sales Efforts. Gamida-MedEquip Ltd. shall exercise reasonable efforts to lawfully promote and market Products so as to maximize sales of Products within the Territory, and shall do no thing or act to derogate from, diminish, or injure the market for Products in the Territory. Gamida-MedEquip Ltd. marketing efforts may include, but not limited to;

               (i) use of sales techniques and sales aids, as Gamida-MedEquip Ltd. may in its judgment determine to be appropriate, such as the following: literature, print advertising, sample kits, direct sales calls, telemarketing and telemarketing follow-up, direct mail, video presentations and preparation and distribution of surgical procedure manuals;
               (ii) exhibiting   at   appropriate   professional   meetings  and
                    providing speaker support as required;
               (iii)providing  sufficient  time at  national  sales  meetings to adequately train and motivate sales force as well as to provide for the introduction and training with respect to new product lines.

As soon as practicable after the execution of this Agreement, Gamida-MedEquip Ltd. will prepare a marketing plan and submit a copy to Derma Sciences for its review and comments. The marketing plan shall be reviewed with Derma Sciences on a yearly basis. Gamida-MedEquip Ltd. will provide Derma Sciences with quarterly report of its unit sales within thirty (30) days after the end of each calendar quarter during the term of this Agreement. Gamida-MedEquip Ltd. agrees that the Products sold hereunder shall be marketed in the Territory under the Trademark licensed hereunder and in connection with packaging, labeling and literature prepared by or otherwise approved in advance by Derma Sciences.

     6.02 Marketing Participation. Derma Sciences will render assistance to Gamida-MedEquip Ltd. in sales training and promotional effort; trade and professional shows; in preparing annual sales and marketing plans; and in offering technical and customer support for products. Derma Sciences upon receipt of marketing plans from Gamida-MedEquip Ltd., will promptly review and provide its input. Derma Sciences may also participate, as may be reasonably requested and required by Gamida-MedEquip Ltd., in product training, professional meetings, and strategic planning meetings. Derma Sciences shall also provide technical sales support as may reasonably be requested. Derma Sciences reasonable out-of-pocket expenses for such participation and support, if it requires travel out of the United States or it is required on occasion in excess of what would reasonably be expected, shall be reimbursed by Gamida-MedEquip Ltd., provided that Derma Sciences has received Gamida-MedEquip Ltd.'s prior approval for such expenditures.
       6.03 Product Improvements and Line Extensions. In the event that Gamida-MedEquip Ltd. requests that Derma Sciences develop line extensions or product improvements beyond the specifications for the Products outlined in Exhibit A, Derma Sciences agrees to provide a development plan with estimated funding requirements. Upon negotiated agreement to fund the Project, Derma Sciences agrees to provide its reasonable efforts to effect the product improvements or line extension. Gamida-MedEquip Ltd. will have an exclusive right to market such products in the defined Agreement Field. These line extensions and/or improvements shall be granted to Gamida-MedEquip Ltd. under substantially the same term and conditions contained in this Agreement.
     6.04 Right of First Refusal. In the event that Derma Sciences develops new powder, gel or cream wound care products utilizing its technology, Derma Sciences agrees that it shall first offer Gamida-MedEquip Ltd. the right to fund development and market such new products in the Defined Agreement Field before offering such right to market to third parties. The offer to market will be made in accordance with the following:

               (a) Derma Sciences shall give Gamida-MedEquip Ltd. written notice of such New Product, which notice shall describe the New Product and its use in reasonable detail. The notice shall also, if then determined, set forth the terms and conditions under which the marketing rights are offered to Gamida-MedEquip Ltd. In addition, Derma Sciences shall provide Gamida-MedEquip Ltd. with such other information which Gamida-MedEquip Ltd. might reasonably request in order for it to make its Initial Decision as described below.
               (b) Within sixty (60) days after receipt of such notification from Derma Sciences, Gamida-MedEquip Ltd. shall advise Derma Sciences as to whether or not it is interested in obtaining such marketing rights ("Initial Decision").
               (c) If Gamida-MedEquip Ltd.'s Initial Decision is that it does not wish to market the New Product, then Derma Sciences shall be free to market such New Product as it determines in its discretion. If Gamida-MedEquip Ltd.'s Initial Decision is that it wishes to market such New Product, Gamida-MedEquip Ltd. shall have, without payment, an option to acquire marketing rights to such New Product on the terms and conditions offered for a period of ninety (90) days from Gamida-MedEquip Ltd.'s Initial Decision (the "Option Period"). During the Option Period, Derma Sciences shall provide such samples of the New Product, if it has been developed and is available, to Gamida- MedEquip Ltd. as it may reasonably request without charge for use as samples in its market research. In addition, during such Option Period, the parties shall negotiate the terms and conditions of a development agreement, if required, and a marketing agreement, the provisions of which may include the payment of a non-refundable license fee for the marketing rights to the New Product. In the event such Marketing Agreement is not executed prior to the expiration of the Option Period, Gamida- MedEquip Ltd.'s option shall expire and Derma Sciences shall be free to offer such marketing rights to others.

     6.05 Loss of Exclusivity. In the event that Gamida-MedEquip Ltd. fails to exercise its option for the Renewal Term, pursuant to Section 2.01, then Derma Sciences, as its option, upon thirty (30) days written notice to Gamida-MedEquip Ltd., may convert Gamida-MedEquip Ltd. exclusive right to the License to a non-exclusive right, effective during the last three (3) months of the Initial Term during which period, any other provision of this Agreement notwithstanding, Derma Sciences may market the Products in the Territory or license third parties to do so, provided, however, if Derma Sciences DOES EXERCISE SUCH RIGHT, the Minimum Purchase Requirements for the last year shall be proportionally reduced to reflect the reduction in period of exclusivity.
     6.06 Repurchase of Inventory. Upon the expiration of the License Term or earlier termination thereof, Derma Sciences will have the option, exercisable upon six (6) months prior written notice, or purchasing from Gamida-MedEquip Ltd. all of its salable inventory of Products. The purchase price for the inventory shall be equal to the last landed cost paid by Gamida-MedEquip Ltd. prior to Derma Sciences' offer to repurchase the inventory; provided, however, if Derma Sciences does not exercise such option, Gamida-MedEquip Ltd. may continue to sell its inventory after the expiration or termination of the License Term.
     6.07 Transfer of Business. Promptly after the execution of this Agreement, and for the period of the License Term during which the License granted Gamida-MedEquip Ltd. hereunder remains exclusive, Derma Sciences shall refer all orders and inquiries for orders for the Territory to Gamida-MedEquip Ltd.
     6.08 Regulatory Notification and Reports. Gamida-MedEquip Ltd. shall be responsible to maintain files and documentation on all complaints or other adverse information received concerning the Products and their use and agrees to immediately notify Derma Sciences in writing, of any such complaint or information received and provide copies of all documentation received. Gamida-MedEquip Ltd. shall retain such responsibility under the applicable laws of Countries in the territory.
     6.09 Foreign Government Approval. Prior to selling the Products in any country, nation, territory or other political subdivision in which Gamida-MedEquip Ltd. is permitted to make sales hereunder, Gamida-MedEquip Ltd. shall, if required, apply for at its own expense and in Derma Sciences' name (wherever not prohibited) and, at Gamida-MedEquip Ltd.'s election, in Gamida-MedEquip Ltd.'s name, and shall have received, all governmental or other licenses, consents or approvals necessary for the sale or use of Products in such country, nation, territory or other political subdivision. Copies of all applications and related documents for such approvals shall be provided to Derma Sciences.

VII.     CONFIDENTIAL DISCLOSURE

     7.01 Definition. The term "Confidential Information" as used herein shall include, but not be limited to, inventions, processes, formulas, products, equipment, know-how, technology, data and information except where said information (i) presently is or hereinafter becomes part of the public domain,
(ii) is already in the non-disclosing party's possession at the time of the disclosure, (iii) comes into the non-disclosure party's possession from a third party without breach of this Agreement, or (iv) is independently developed by the non-disclosing party or a third party without recourse to or utilization of any portion of the Confidential Information imparted or transmitted hereunder.
     7.02 Mutual Covenants. In consideration of the willingness of each party to disclose confidential information to the other, each party agrees for the term of this Agreement and a period of five (5) years thereafter (i) to use the Confidential Information only for the purpose of conducting the business arrangement in-tended by the terms of this Agreement, (ii) to take precautions to keep Confidential Information secret and to prevent its disclosure to third parties except with the written consent of the disclosing party, with such precautions being at least equivalent to those taken by the non-disclosing party with respect to its own Confidential Information, and (iii) to return all documents containing Confidential Information upon request of the disclosing party.

VIII.  INDEMNIFICATION

     8.01 Indemnification of Derma Sciences - Product Liability. Derma Sciences agrees, at its own expense, to defend, indemnify, and hold harmless Gamida-MedEquip Ltd., its officers, agents, and employees from and against any and all claims, losses, damages, causes of action, suits and liability of every kind, including all expenses of litigation, court costs, and attorney's fees, for injury to or death of any person, or for damage to any property, arising from the negligence of Derma Sciences with respect to the design, manufacture, implantation or use of any product supplied under this Agreement.
     8.02 Indemnification by Gamida-MedEquip Ltd. Gamida-MedEquip Ltd. agrees to hold harmless, protect and indemnify Derma Sciences from any and all claims for property damage or personal injury arising out of the negligent activities of Gamida-MedEquip Ltd., its employees, agents and representatives in the marketing and sale of the Products on or after the date of this Agreement provided, however, such indemnification shall not cover claims with respect to which Derma Sciences has agreed to indemnify Gamida-MedEquip Ltd. pursuant to Section 8.01 above. Such indemnification shall include, but not be limited to, the cost of an attorney's fees and other fees, damages, liabilities, and customary expenses related to such litigation or claims.
     8.03 General Indemnification Provisions. The right to each party hereto to claim indemnification pursuant to the provisions set forth above is conditioned upon (i) such party (the "Indemnified Party") notifying the other party (the "Indemnitor") of such claim or suit within adequate time to avoid default judgment being taken and (ii) notice of the claim or suit being received by Indemnitor prior to the expiration of the applicable statute of limitations. Indemnitor shall have the right to select defense counsel and direct the defense or settlement of such claim or suit as it shall deem appropriate and Indemnified Party agrees to cooperate, at its expense, in the defense of such claim or suit. In no event shall an Indemnitor be liable where the claim arises out of the negligence or willful misconduct of the Indemnitee or of any employee, agent, or representative of the Indemnified Party or any party claiming through the Indemnified Party. The provisions of Article 8 will survive termination of this Agreement for any reason.
     8.04 Insurance. Derma Sciences will maintain general liability/product liability insurance, written on an events basis, during the term of this Agreement in the minimum amount of two million dollars ($2,000,000) so long as such insurance is available and the cost is not prohibitive. The product liability/general liability insurance so maintained will be written by an insurance carrier acceptable to Gamida-MedEquip Ltd. with Gamida-MedEquip Ltd. named as an additional insured.

IX.  FORCE MAJEURE

     9.01 Definition. "Force Majeure" shall mean any act of God, governmental act or regulation, judicial decree or order, outbreak of hostilities (whether or not war is declared), insurrection, riot, civil disturbance, climatic conditions, fire, flood, explosion, accident, theft, shortage of materials, energy shortages, delay or failure of carriers, subcontractors or suppliers, strike or other labor difficulty, lockout or trade dispute (whether involving Gamida-MedEquip Ltd. or Derma Sciences' employees or other parties), or any other events or circumstances (whether or not of the same or similar kind to those enumerated) beyond Gamida-MedEquip Ltd. or Derma Sciences', as the case may be, reasonable control.
     9.02 Failure to Perform. Notwithstanding any other provisions of this Agreement to the contrary, if either party to this Agreement is unable to perform any of its obligations hereunder by reason of the occurrence of an event of Force Majeure, despite such party's best efforts to correct the cause and resume performance, the period for performance of such obligation will be suspended during the continuance of such event of Force Majeure, provided such party continues to use its best efforts to correct the cause and resume performance of such obligations, provided, however, the party whose performance is affected promptly notifies the other party, and further provided that no event of Force Majeure shall be deemed to prevent or excuse the payment of any amounts due under this Agreement, whether for Product delivered, services provided or otherwise.

X.       TERMINATION


     10.01 Termination. Notwithstanding the stated five (5) year term or any other provision of this Agreement, this Agreement may be terminated prior to the expiration of its stated term as set forth below.
     10.02 Termination for Default. If either party defaults in its observance or performance of any material term or provision on its respective part to be observed and performed under this Agreement between Derma Sciences and Gamida-MedEquip Ltd., the other party will have the right to give that party sixty (60) days notice to cure such default or breach. If such default or breach is cured within such 60-day period, then at the written election of the party giving such notice, this Agreement will terminate. Notwithstanding the foregoing, the cure period for Gamida-MedEquip Ltd. failure to pay Derma Sciences monies due shall be five (5) business days.
     10.03 Deliveries After Termination Notice. If Derma Sciences gives any notice under Section 10.02, it will have no obligation to deliver any further shipments of the Product to Gamida-MedEquip Ltd. notwithstanding any previously acknowledged and accepted purchase orders from Gamida-MedEquip Ltd., unless and until the breach is cured within the applicable period. If Gamida-MedEquip Ltd. gives any notice under Section 10.02, it will have no obligation to accept any further deliveries of Products unless and until the breach is cured within the 60-day period.
     10.04 Survival. All representatives or warranties made in this Agreement and all terms and provisions hereof intended to be observed and performed after the termination hereof, shall survive such termination and continue, thereafter, in full force and effect.
     10.05 No Damages on Termination. Both parties have considered the expenditures necessary in preparing for performance of and performing this Agreement, and the possible losses and damages incident to each in the event of termination. Each party understands that this Agreement will terminate automatically pursuant to Section 2.01, and neither party is obligated to extend the Agreement.


XI.  MISCELLANEOUS PROVISION

     11.01 Assignment. This Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the permitted successors and assigns of each party. This Agreement may not be assigned by any party without the prior written consent of the other party, which consent shall not be unreasonably withheld. The foregoing notwithstanding, no consent shall be required with respect to an assignment by either Gamida-MedEquip Ltd. or Derma Sciences of its rights and obligations hereunder to an affiliated company, provided, however, any such assignee shall become obligated hereunder and such assignment shall not relieve the assignor of its obligations under this Agreement, or to assign its rights of the payments due hereunder to a financial institution. For the purposes of this Agreement an "affiliated company" shall mean a company controlling or controlled by Gamida-MedEquip Ltd. or Derma Sciences, or at least 50% owned by Gamida-MedEquip Ltd. or Derma Sciences as the case may be, neither directly or indirectly or controlled by a company which controls Gamida-MedEquip Ltd. or Derma Sciences, as the case may be, either directly or indirectly.
     11.02 Waiver. Any term or provision of this Agreement may be waived at any time by the party entitled to the benefit thereof by a written instrument executed by such party.
     11.03 Notices. Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given only if delivered to the address set forth below (to the attention of the person identified below) or sent by telegram, telex, telecopy or sent by Courier as follows:

         If to Gamida-MedEquip Ltd., to:

         Gamida-MedEquip Ltd.
         54, Harey Yehuda Street
         (P.O.B. 94 Savyon 56530)
         Givat Savyon, Israel
         Attention:  Jacob Niv, Managing Director

         With required copies to:

         _______________________________
         _______________________________


         If to Derma Sciences, to:

         Derma Sciences
         121 West Grace Street
         Old Forge, Pennsylvania 18518

         Attention:  John Borthwick, Chief Executive Officer

or to such other address as the addressee may have specified in a notice duly given to the sender and to counsel as provided herein. Such notice, request, demand, waiver, consent, approval or other communication will be deemed to have been given, if delivered, as of the date so delivered, if by telex, telecopy or telegraph, when received or, if via courier, three business days after the date so sent.
     11.04 Governing Law. This Agreement shall be governed by and interpreted and enforced in accordance with the substantive laws of the State of Pennsylvania, USA
     11.05 Remedies Not Exclusive. Nothing in this Agreement shall be deemed to limit or restrict in any manner other rights or remedies that any party may have against any other party at law, in equity or otherwise.
     11.06 No Benefit to Others. The representations, warranties, covenants and agreements contained in this Agreement are for the sole benefit of the parties hereto and their successors and assigns, and shall not be construed as conferring, and are not intended to confer, any rights on any other persons.
     11.07 Contents of Agreement. This Agreement, together with any documents referred to herein, sets forth the entire agreement of the parties hereto with respect to the transactions contemplated hereby. This Agreement may not be amended except by an instrument in writing signed by the parties hereto, and no claimed amendment, modification, termination or waiver shall be binding unless in writing and signed by the party against which such claimed amendment modification, termination or waiver is sought to be enforced.
     11.08 Section Headings and Gender. All section headings and the use of a particular gender are for convenience only and shall in no way modify or restrict any of the terms or provisions hereof. Any reference in this Agreement to a Section, Exhibit or Schedule shall be deemed to be a reference to a Section, Exhibit or Schedule of this Agreement unless the context otherwise expressly requires.
     11.09 Schedules and Exhibits. All attachments, Exhibits and Schedules referred to herein are intended to be and hereby are specifically made a part of this Agreement.
     11.10 Cooperation. Subject to the provisions hereof, the parties hereto shall use their best efforts to take, or cause to be taken, such action, to execute and deliver, or cause to be executed and delivered, such additional documents and instruments and to do, or cause to be done, all things necessary, proper or advisable under the provisions of this Agreement and under applicable law to consummate and make effective the transactions contemplated by this Agreement.
     11.11 Severability. Any provision of this Agreement which is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
     11.12 Counterparts. This Agreement may be executed in two or more counterparts, each of which is an original and all of which together shall be deemed to be one and the same instrument. This Agreement shall become binding when one or more counterparts taken together shall have been executed and delivered by each of the parties to the other.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their authorized officers as of the date first above written.



                 GAMIDA-MEDEQUIP, LTD.

                 By: /s/ Jacob Niv
                         ---------
                         Jacob Niv
                 Title: Managing Director


                 DERMA SCIENCES


                 By: /s/ John T. Borthwick
                         -----------------
                         John T. Borthwick
                 Title: President; CEO

                                    EXHIBIT A

                               (Amended 01/24/97)

                                  "THE PRODUCT"


                         Dermagran Ointment (all sizes)
                           Dermagran Spray (all sizes)
                          Dermagran Wet Saline Dressing
                         Dermagran Zinc-Saline Dressing
                Dermagran Hydrophilic Wound Dressing (all sizes)
                     Dermagran Hydrophilic-B Wound Dressing
                       Dermagran Wound Cleanser with Zinc
            Dermagran (Zinc-Saline) Hydrogel Wound Dressing (85 grm)

                                    EXHIBIT B



                                    TERRITORY


                  Israel, Israeli-administered territories and
                         areas of Palestinian autonomy.

                                    EXHIBIT C


                                   TRADEMARKS




             All products with the Dermagran Trademark on them.

                                    EXHIBIT D

                                     PRICING


Name                                Unit Size       Item Code      Unit Price

Dermagran Ointment (Jar)             2 oz.            DG2              $4.00

Dermagran Ointment (Jar)             4 oz.            DG4              $4.00

Dermagran Ointment (Tube)            4 oz.            DT4              $4.00

Dermagran Spray                      4 oz.            DM4              $1.85

Dermagran Hydrophilic
Wound Dressing                       2 x 2           SPD20             $ .85
                                     4 x 4           SPD21               .85
                                     5 x 9           SPD22               .85
                                     8 x 4           SPD24               .85

Dermagran Hydrophilic B              3 oz.           SPD03             $5.00

Dermagran Zinc-Saline
Dressing                             8 x 4           ZSD10             $ .75

Dermagran Tri-Zinc
Incontinent Wash                     8 oz.           DIW8              $ .95

Dermagran Wound Cleanser             4 oz.           WC04              $ .95

Dermagran Moisturizing
Hydrogel                             1 oz.           DH01              $ .35





Following the first twelve (12) months after the execution date, Derma Sciences may increase its price once every year, upon at least ninety (90) days advance written notice of such increase. Such price increase may not exceed the documented increase in manufacturing cost.

                                    EXHIBIT E


                         "MINIMUM PURCHASE REQUIREMENT"


     The "Minimum Purchase Requirement" for any year shall mean the purchase of the Products by Gamida-MedEquip Ltd. for delivery during such year, adjusted by any subsequent cancellations, of such orders by Gamida-MedEquip Ltd., whether or not permitted under the Agreement, in an aggregate amount of no less than the unit amounts set forth below opposite such year. For the purpose of this Agreement, a unit equals one gram of existing Product. In the event that additional sizes are added, the contribution to the unit Minimum Purchase Requirement would be prorated on the basis of the ratio of the dry weight of the Product to such one gram unit.

Revenue to Gamida-MedEquip at First Year Transfer Price

                  Year          Units          Exclusive of Royalties


                  Year 1   _______Units              $__________
                  Year 2   _______Units              $__________
                  Year 3   _______Units              $__________
                  Year 4   _______Units              $__________
                  Year 5   _______Units              $__________



           TO BE MUTUALLY DETERMINED NO LATER THAN DECEMBER 31, 1997.